UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 14, 2015
Date of Report (Date of earliest event reported)

BOVIE MEDICAL CORPORATION
(Exact name of registrant as specified in its Charter)

Delaware	012183	11-2644611
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Manhattanville Road, Suite 106 Purchase, New York 10577
(Address of principal executive offices) (Zip Code)

(914) 468-4009
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Robert L. Gershon Employment Agreement

On October 14, 2015, Bovie Medical Corporation (the “Company”) and Robert L. Gershon, Chief Executive Officer and Director of the Company, entered into an amendment (the “Gershon Amendment”) to Mr. Gershon’s existing employment agreement dated as of December 13, 2013 (the “Gershon Employment Agreement”).

Pursuant to the Gershon Amendment (i) the term of Mr. Gershon’s employment with the Company was revised to remove a date certain for the conclusion of such term and provided for Mr. Gershon to remain employed by the Company as its Chief Executive Officer until such time as his employment is terminated pursuant to the terms of his Employment Agreement; (ii) due to the removal of a date certain for the conclusion of the term, there shall be no severance upon a non-renewal of the Gershon Employment Agreement; (iii) extended the vesting period of Mr. Gershon’s option award for a twelve month period upon the termination of Mr. Gershon’s employment with the Company without “Cause” or for “Good Reason” (each as defined in the Employment Agreement); and (iv) the Company agreed to pay Mr. Gershon a one-time bonus of fifty thousand dollars ($50,000) within thirty days following the execution of the Gershon Amendment.

The description of the Gershon Amendment and the Gershon Employment Agreement described in this Item 5.02 is a summary of the material terms and do not purport to be complete and are qualified in their entirety by reference to the Gershon Employment Agreement and the Gershon Amendment filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Appointment of Jay D. Ewers and Amendment to Ewers Employment Agreement

On October 14, 2015, the Board of Directors of the Company (the “Board”) appointed Jay D. Ewers as the permanent Chief Financial Officer of the Company. The Board had previously appointed Mr. Ewers as the interim Chief Financial Officer of the Company as of June 15, 2015. In conjunction with Mr. Ewers’ appointment as the permanent Chief Financial Officer of the Company, effective as of October 1, 2015, the Company and Mr. Ewers entered into an Amended and Restated Employment Agreement (the “Ewers Employment Agreement”).

Pursuant to the terms of the Ewers Employment Agreement: (i) the Company agreed to increase Mr. Ewers’ annual base salary from One Hundred Ninety One Thousand Six Hundred Dollars ($191,600) to Two Hundred Thirty Five Thousand Dollars ($235,000); (ii) the Company agreed to provide Mr. Ewers a monthly automobile allowance of five hundred dollars ($500); (iii) the Company agreed to pay Mr. Ewers a bonus of Forty Thousand Dollars ($40,000) in the aggregate payable as follows (a) Twenty Thousand Dollars ($20,000) payable upon the execution of the Ewers Employment Agreement and (b) Twenty Thousand Dollars ($20,000) payable on or before June 26, 2016; (iv) as an inducement to enter into the Ewers Employment Agreement, the Company awarded Mr. Ewers a non-qualified stock option to purchase up to 65,000 shares of the Company’s Common Stock at a price per share equal to $2.13 per share, with such option becoming exercisable with respect to 16,250 shares on each of the first four anniversaries of the effective date of the Ewers Employment Agreement; (v) an annual performance based bonus equal to thirty five percent (35%) of Mr. Ewers’ base salary; and (vi) the Company agreed to provide severance payments in the event of certain termination events as set forth in the Ewers Employment Agreement.

The description of the Ewers Employment Agreement described in this Item 5.02 is a summary of the material terms and does not purport to be complete and is qualified in its entirety by reference to the Ewers Employment filed as Exhibits 10.3 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits
(d)

Exhibit No.	Description
10.1	Robert L. Gershon Employment Agreement dated December 13, 2013 (Incorporated by reference to Exhibit 10.4 to the Registrant’s report on Form 8-K filed December 16, 2013)
10.2	Amendment to Robert L. Gershon Employment Agreement dated October 14, 2015
10.3	Jay D. Ewers Amended and Restated Employment Agreement dated October 14, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 19, 2015	BOVIE MEDICAL CORPORATION

By: /s/ Robert L. Gershon
Robert L. Gershon
Chief Executive Officer